Exhibit 2.1
Certain information in this document marked with “[Redacted]” has been excluded pursuant to Item 601(b)(2) of Regulation S-K. Such excluded information is not material and is treated by the registrant as private and confidential.
To:
Felice Romano
[Redacted]

Antonio Romano
[Redacted]

Luigi Romano
[Redacted]

Natalina Romano
[Redacted]

Evolve S.r.l.
Via Toledo, 424
80134 – Napoli (NA)

F.A.L. Holdings LLC
360 Madison Av. 7th Floor
101017 – New York (NY)

Felix Global Holdings, Corporation
Wilmington, 919 North Market Street, Suite 950
19801, New Castle (DE)

Rome, May 4, 2026

Dear Sirs,

Re: acceptance for closing memorandum

Dear Sirs,

We acknowledge receipt of your proposal of closing memorandum and amendment agreement setting out certain arrangements, acknowledgements and amendments with reference to (i) the sale and purchase agreement regarding the transfer of 49% of the share capital of La Regina di Antonio Romano S.p.A., executed on December 8, 2025, and (ii) the equity purchase agreement regarding the transfer of 49% of the share capital of La Regina Atlantica, LLC, executed on December 8, 2025, and we hereby return you a copy duly signed by way of full, irrevocable and unconditional acceptance.

***

“To:

Campbell Investment Company
One Campbell Place
Camden, NJ 08103
Camden County, USA

Campbell Soup Supply Company L.L.C.
One Campbell Place
Camden NJ, EIN 22-2365218,
Camden County, USA

Rome, May 4, 2026
Dear Sirs,

Re: proposal for closing memorandum

Dear Sirs,

With reference to our recent discussions and understandings, please find below our proposal of closing memorandum and amendment agreement setting out certain arrangements, acknowledgements and amendments with reference to (i) the sale and purchase agreement regarding the transfer of 49% of the share capital of La Regina di Antonio Romano S.p.A., executed on December 8, 2025, and (ii) the equity purchase agreement regarding the transfer of 49% of the share capital of La Regina Atlantica, LLC, executed on December 8, 2025.
***

CLOSING MEMORANDUM AND AMENDMENT AGREEMENT

This closing memorandum and amendment agreement (the “Closing Memorandum”) is made and entered into by and among:

Felice Romano, [Redacted] (“FR”);

Antonio Romano, [Redacted] (“AR”);

Luigi Romano, [Redacted] (“LR”);

Natalina Romano, [Redacted] (“NR”);

Evolve S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, having its registered office at Napoli, Via Toledo 424, Italian fiscal code, [Redacted], represented herein by Mr. Antonio Romano as Sole Director, duly authorized for the purposes hereof by virtue of the corporate by-laws and the resolution of the shareholders’ meetings passed on December 5, 2025 and April 20, 2026(“Evolve”);

F.A.L. Holdings LLC, a company organized under the laws of USA, with registered office in 360 Madison Av. 7th Floor, 101017New York (NY), registered with the Companies Register of New York, duly represented by Felice Romano, as special attorney-in-fact, granted with the necessary powers pursuant to the resolution of the Sole Director of December 4, 2025 (“FAL” and, jointly with FR, AR, LR, NR and Evolve, the “La Regina Sellers” and each a “ La Regina Seller”)

Felix Global Holdings, Corporation, a Delaware corporation with registered office in One Campbell Place, Camden NJ, EIN 22-2365218, duly represented by Luigi Romano, as Chairman, granted with the necessary powers pursuant to the omnibus written consent of the Chairman and the Sole Shareholder of December 4, 2025 (“Felix” or the “Atlantica Seller”)
- on the one side -
and
Campbell Investment Company, a company organized under the laws of Delaware, with registered office in One Campbell Place, Camden NJ, [Redacted], duly represented by Miles Jason Hinderliter, as attorney-in-fact pursuant to a special power of attorney dated April 29, 2025 (“Campbell” or “La Regina Purchaser”); and

Campbell Soup Supply Company L.L.C., a Delaware limited liability Company, with registered office in One Campbell Place, Camden NJ, [Redacted], duly represented by Miles Jason Hinderliter, as legal representative, pursuant to the resolution of the Board of Directors dated November 19, 2025 (“CSSC” or “Atlantica Purchaser”);

- on the other side -

(for the purposes of this Agreement, the La Regina Sellers, Atlantica Seller, La Regina Purchaser and the Atlantica Purchaser are hereafter also jointly referred to as the “Parties” and each as a “Party”).

WHEREAS

(A)On December 8, 2025, the La Regina Sellers and Campbell executed a sale and purchase agreement (the “La Regina SPA”) related to the purchase from the La Regina Sellers by the La Regina Purchaser of 49% (forty nine percent) of the share capital of La Regina di San Marzano di Antonio Romano S.p.A., a company organized under the laws of Italy, with registered office in Scafati (SA), [Redacted], corporate capital entirely paid in of Euro 8,000,000.00 (“La Regina”).
(B)On December 8, 2025, the Atlantica Seller and CSSC executed an equity purchase agreement (the “La Regina EPA”) related to, among other things, the purchase from the Atlantica Seller by the Atlantica Purchaser of 49% (forty nine percent) of the equity value of La Regina Atlantica, LLC, a Georgia limited liability company (“Atlantica”).
(C)On April 16, 2026 the La Regina Sellers and the Atlantica Seller, respectively, (i) for the purpose of Clause 7.2 of each of the La Regina SPA and the La Regina EPA, notified to the La Regina Purchaser and the Atlantica Purchaser that no Leakage (as defined in the La Regina SPA and the La Regina EPA, as applicable) has occurred prior to the date of such notice nor is expected to occur on or prior to the Closing (as defined in the La Regina SPA and the La Regina EPA, as applicable). In addition, the La Regina Sellers (i) communicated the amount of the First Tranche Purchase Price pursuant to Clause 5.3 of the La Regina SPA, and (ii) by way of derogating from Clauses 2.1, 5.4 and 5.5 of the La Regina SPA, proposed certain amendments to (a) the allocation of the Shares (as defined in the La Regina SPA) to be transferred at Closing, (b) the Price Allocation (as defined in the La Regina SPA), and (c) the terms and modalities for payment of the Purchase Price (as defined in the La Regina SPA).
(D)Following the fulfilment of the conditions precedent set forth under Clause 6.1. of the La Regina SPA and the La Regina EPA, as subsequently amended by this Closing Memorandum, in accordance with Clause 9.1 of the La Regina SPA and the La Regina SPA, the Closing Date (as defined in the La Regina SPA and the La Regina EPA, as applicable) is on the date hereof, May 4, 2026.
(E)By executing this Closing Memorandum and in the context of Closing, also taking into account the proposed amendments referred to in Recital (C) above, the Parties wish to set out some arrangements and make certain acknowledgements relating to the Transaction (as defined in the La Regina SPA and the La Regina EPA, as applicable), as well as certain further amendments to the La Regina SPA and the La Regina EPA, as set out herein.

NOW, THEREFORE, having premised the above which, together with the annexes, if any, constitutes an integral and substantial part of this Closing Memorandum, the Parties agree and covenant as follows.

1.INTERPRETATION

1.1.All terms used with capital letters not otherwise defined herein shall have the same meaning attributed to them in the La Regina SPA and the La Regina EPA.

2.LA REGINA SPA

2.1.SHARE ALLOCATION AND TRANSFER

2.1.1.The Parties hereby agree and acknowledge that, on the Closing Date, the Shares have been sold and transferred to the La Regina Purchaser by the following La Regina Sellers, and that Schedule 2.1 to the La Regina SPA shall be replaced in its entirety as follows:

“

Shareholder	Percentage (%) of share capital	Value (Euro)	Title
Evolve	[Redacted]	[Redacted]	Full ownership (piena proprietà)
FR	[Redacted]	[Redacted]	Full ownership (piena proprietà)
LR	[Redacted]	[Redacted]	Full ownership (piena proprietà)
NR	[Redacted]	[Redacted]	Full ownership (piena proprietà)
AR	[Redacted]	[Redacted]	Full ownership (piena proprietà)
Total	49%	3,920,000.00
”

2.1.2.FAL shall not transfer any of its La Regina’s shares at Closing and, accordingly, shall continue to own shares representing [Redacted] of the share capital of La Regina, while FR will continue to own [Redacted] of the share capital of La Regina.

2.1.3.In light of the understandings referred to Sections 2.1.1 and 2.1.2 above, the definition of “Sellers’ Banks Accounts” contained in Clause 1.101 of the La Regina SPA shall be amended and replaced as follows:

““Sellers’ Banks Accounts”: means the following bank accounts opened in the name of each Seller:

Sellers	Bank	IBAN / Routing number
FR	[Redacted]	[Redacted]
AR	[Redacted]	[Redacted]
LR	[Redacted]	[Redacted]
NR	[Redacted]	[Redacted]
Evolve	[Redacted]	[Redacted]

”
2.2.PRICE ALLOCATION AND PAYMENT
2.2.1.The Parties hereby agree and acknowledge that Clauses 5.2 and 5.4 of the La Regina SPA shall be amended and replaced in their entirety so that (i) the First Tranche Purchase Price have been allocated, split and paid among the La Regina Sellers as described in Annex 1 (First Tranche Purchase Price calculation) to this Closing Memorandum, and (ii) the Second Tranche Purchase Price shall be paid by the La Regina Purchaser to Evolve only, which, therefore, shall not receive any consideration on the Closing Date. Therefore, the Parties hereby agree and acknowledge that:

(a) Clause 5.2 of the La Regina SPA shall be deemed amended and replaced as follows: “The First Tranche Purchase Price shall be allocated, split and paid among the Sellers as described in Annex 1 (First Tranche Purchase Price calculation) to the Closing Memorandum (the "Price Allocation").”;
(b) Clause 5.4 of the La Regina SPA shall be deemed amended and replaced as follows: “The First Tranche Purchase Price shall be paid by Purchaser to the Sellers (other than Evolve) on the Closing Date in immediately available funds, by wire transfer to the respective Sellers' Banks Accounts, in accordance with the Price Allocation.”; and
(c) Clause 5.5 of the La Regina SPA shall be deemed amended and replaced as follows: “The Second Tranche Purchase Price shall be paid by Purchaser to Evolve as at the First Anniversary Date, at the Purchaser's absolute discretion, either in: (x) immediately available funds, by wire transfer to the relevant Sellers’ Bank Account; or (y) listed shares issued by The Campbell's Company at the terms and conditions set forth in Schedule 5.5; or (z) part in immediately available funds pursuant to (x) and in part in listed shares issued by The Campbell's Company pursuant to (y). In this respect, the Sellers acknowledge and agree that, in the event that the Purchaser elects not to pay the entire Second Tranche Purchase Price in listed shares issued by The Campbell's Company pursuant to (y) above, the Purchaser will be entitled to pay the Call Option Price (as defined in the Options Agreement) and/or the Put Option Price (as defined in the Options Agreement) pursuant to the Options Agreement in listed shares issued by The Campbell's Company at the terms and conditions set forth in Schedule 5.5 up to a maximum amount equal to the difference between USD 140,000,000 (one hundred forty million) and the portion of the aggregate of the Second Tranche Purchase Price paid in listed shares issued by The Campbell's Company pursuant to this Agreement and the Second Tranche Purchase Price (as defined in the La Regina Atlantica SPA) paid in listed shares issued by The Campbell's Company pursuant to the La Regina Atlantica SPA, as at the First Anniversary Date.”

2.2.2.The La Regina Sellers hereby further confirm and represent that no Leakage has occurred from the date of the notification referred to in Recital (B) above up to and including the Closing Date.

2.3.INTERIM ACTIONS AND DELIVERIES

2.3.1.CARVE-OUT
With respect to the de-merger by way of which the Company shall spin-off certain non-operational real estate assets comprised in the Carve Out, La Regina Sellers hereby represent and warrant to the La Regina Purchaser that the relevant de-merger plan has been approved on 20 February 2026 and enrolled with the competent Companies’ Register on 24 March 2026. As a consequence, the de-merger deed can be executed starting from next 23 May 2026.

Without prejudice to the special indemnity set forth in Section 13.1(i) which remains in full force and effect, the La Regina Purchaser accepts and acknowledge that: (i) the Purchase Price has been determined assuming that the Carve Out was implemented and, therefore, without considering the concerned non-operational real estate assets, and (ii) as a result of the de-merger, the shares of the beneficiary of the de-merger will be assigned proportionally to the shareholders of La Regina as at the date of the approval of the de-merger plan and, thus, none of such shares will be assigned to the La Regina Purchaser.

The La Regina Sellers undertake to procure that La Regina carries out all the activities necessary and appropriate to implement the de-merger as soon as possible and, in any case, within 30 June 2026.

La Regina Sellers hereby represent and warrant to the La Regina Purchaser that the Company has transferred(i) the premium car vehicles owned by the Company to FR, AR, LR and NR and (ii) the leasing contracts entered into by the Company related to other premium cars to Evolve.

2.3.2.FINANCIAL INDEBTEDNESS

The La Regina Sellers hereby represent and warrant to the La Regina Purchaser that, during the Interim Period, La Regina has not entered into any new financing agreement or incurred any other financial indebtedness, other than those entered into before the Signing Date, of which the relevant underlying documentation has been uploaded in the VDR.

2.3.3.FINANCIAL AGREEMENTS NOTICES

The Parties hereby agree and acknowledge that the La Regina Sellers have duly complied with the obligations set forth in Clause 8.5 of the La Regina SPA by causing La Regina to send written notices to the counterparties of the Financial Arrangements listed in Schedule 8.5 to the La Regina SPA, and the La Regina Sellers have provided evidence thereof to the La Regina Purchaser.

2.3.4.DATA PROTECTION ACTIONS AND REQUIREMENTS

The Parties hereby agree and acknowledge that the La Regina Sellers have duly complied with the obligations set forth in Clause 8.6 of the La Regina SPA by causing La Regina to carry out all the appropriate actions and fulfilments required to comply with the Data Protection Laws, pursuant to the guidelines set forth in Schedule8.6 to the La Regina SPA. Such actions and fulfilments were completed on 23 April 2026.

2.3.5.INVITALIA NOTICE

The Parties hereby agree and acknowledge that the La Regina Sellers have duly complied with the obligations set forth in Clause 8.7 of the La Regina SPA by causing La Regina to send a written notice to Invitalia informing it in advance of the implementation of the Transaction and confirming the fulfilment of all the requirements necessary for the disbursement of the Invitalia Grants.

2.3.6.REGULARIZATION PROCEEDING

(a) With reference to Clause 8.8 of the La Regina SPA, the La Regina Sellers hereby represent and warrant that the real property located in the Municipality of Poggiomarino, via Longola, identified at the Building Cadastral Register at sheet 9, parcel 305 will be demolished and reconstructed, and accordingly the building and cadastral discrepancies previously detected in respect of such property (including, without limitation, the lack of updated cadastral maps and the construction of portions of the site in non-compliance with the relevant building permits and/or without valid building permits) shall be deemed to no longer exist. The La Regina Purchaser has acknowledged and relies upon the above representation and warranty.

(b) The Parties further agree and acknowledge that the Regularization Proceeding with respect to the real property located in the Municipality of Scafati, via Nuova San Marzano, identified at the Building Cadastral Register at sheet 2, parcel 78, sub. no. 6 linked to parcel 1260 sub. no. 1 (the "Scafati Property") is expected to be carried out as soon as La Regina regains possession of the Scafati Property. The La Regina Sellers undertake to procure that La Regina carries out the Regularization Proceeding with respect to the Scafati Property promptly upon regaining possession thereof and, in any case, not later than the Third Anniversary Date.

(c) In light of the understandings referred to in the preceding Clauses 2.3.6 (a) and (b) above, the Parties hereby agree and acknowledge that:

i.Clause 8.8 of the La Regina SPA shall be deemed deleted in its entirety;

ii.Clause 13.1(v) of the La Regina SPA shall be deemed amended and replaced as follows: “without prejudice to Clause 14.2 below, the Regularization Proceeding”; and

iii.the following Clause 14.2 (Regularization Proceeding) shall be deemed added to the La Regina SPA: “Without prejudice to Clause 13.1(v), following the Closing, as soon as La Regina regains possession of the real property located in the Municipality of Scafati, via Nuova San Marzano, identified at the Building Cadastral Register at sheet 2, parcel 78, sub. no. 6 linked to parcel 1260 sub. no. 1 (the "Scafati Property") and, in any case, within the Third Anniversary Date the Sellers shall procure that the Company carries out the following activities with respect to the Scafati Property: (i) to cure any cadastral irregularities of the Scafati Property, without any local Tax risk exposures; (ii) to regularize the curable (sanabili) building irregularities of the Scafati Property; and (iii) to demolish the non-curable (non sanabili) building abuses existing in the Scafati Property and, consequently, to restore the relevant areas (the “Regularization Proceeding”)”.

2.3.7.AR AND LR SETTLEMENTS

The Parties hereby agree and acknowledge that the La Regina Sellers have duly complied with the obligations set forth in Clause 8.9 of the La Regina SPA. The AR and LR Settlements have been duly executed on April 29, 2026.

2.3.8.SEASONAL EMPLOYEES

Without prejudice to Clause 13.1(vi) of the La Regina SPA, the Parties hereby agree and acknowledge that the Seasonal Employees Settlements to be executed between La Regina and each of the Seasonal

Employees pursuant to Clause 8.10 of the La Regina SPA have not been executed prior to the Closing Date.

2.3.9.MRS ANDREANA ANNUNZIATA DEED OF CONSENT TO THE TRANSFER OF THE SHARES

The Parties hereby agree and acknowledge that FR has duly complied with the obligations set forth in Clause 8.11 of the La Regina SPA by delivering to the La Regina Purchaser on the date hereof the irrevocable and unconditional deed of consent to the transfer of the Shares owned by FR, duly signed by his wife Mrs. Andreana Annunziata, in a form satisfactory to the La Regina Purchaser and the Notary Public.

2.3.10.INVENTORY COUNTING

The Parties hereby agree and acknowledge that the La Regina Sellers have duly complied with the obligations set forth in Clause 8.12 of the La Regina SPA by causing La Regina to carry out an inventory counting on May 2 and 3, 2026, in accordance with the procedures and methods set forth in Schedule 8.12 to the La Regina SPA. The relevant inventory counting report has been delivered to the La Regina Purchaser and is attached hereto as Annex 2.

2.3.11.LA RINASCITA SUPPLY AGREEMENT AMENDMENT

The Parties hereby agree and acknowledge that the La Regina Sellers have duly complied with the obligations set forth in Clause 8.13 of the La Regina SPA by causing La Regina to enter into, on October 14, 2025, an amendment agreement to the supply agreement between La Regina and La Rinascita S.r.l. dated October 28, 2024, providing for the non-compete and non-solicitation covenants contemplated therein.

2.3.12.FINANCIAL INFORMATION

(a) The Parties hereby agree and acknowledge that each of them have cooperated to prepare and agree the Company's financial information referred to under Clause 8.14 of the La Regina SPA. However, the figures and data of the financial information pack as set forth in Annex 3 to this Closing Memorandum have not been delivered on the Closing Date.

(b) In light of the above, the La Regina Sellers hereby undertake to procure that La Regina delivers to the La Regina Purchaser the above mentioned figures and data of the financial information pack as set forth in Annex 3 to this Closing Memorandum within the timeline set forth therein. Therefore, the Parties hereby agree and acknowledge that the following Clause 14.3 (Outstanding Financial Information) shall be deemed added to the La Regina SPA: “Following the Closing, the Sellers shall procure that the Company delivers to the Purchaser the outstanding financial information referred to and detailed in Annex 3 (Outstanding Financial Information) to the Closing Memorandum, within the timeline set forth therein. Such financial information shall conform to the Campbell's Group reporting standards set forth in Clause 12 of the SHA. The Purchaser, with the support of its advisors, shall have the right to review, make appropriate enquiries and request reasonable integrations and amendments to the Sellers in connection therewith.”

2.3.13.U.S. TAX RETURNS

Without prejudice to Clause 2.5.2, the La Regina Sellers hereby represent and warrant that: (i) pursuant to Clause 8.15 of the La Regina SPA, FAL has filed Internal Revenue Service Form 7004 (Application for Automatic Extension of Time to File Certain Business Income Tax, Information, and Other Returns) on April 15, 2026; and (ii) in light of the fact that FAL will not transfer any of its shares in La Regina at Closing (as set forth in Clause 2.1.2 above), the filing of Internal Revenue Service Form 5471 with respect to La Regina by FAL pursuant to Clause 8.15 of the La Regina SPA is no longer required. The La Regina Purchaser has acknowledged and relies upon the above representation and warranty.

2.4.CLOSING ACTIONS AND DELIVERIES

2.4.1.The Parties hereby agree and acknowledge that all the closing actions and deliveries set forth in Clause 9.2 of the La Regina SPA have been duly performed and completed on the Closing Date, as further detailed below:

(a)the La Regina Sellers have delivered to the La Regina Purchaser an unconditional and irrevocable declaration attesting that the Conditions Precedent set forth in Clauses 6.1(a), 6.1(b), 6.1(c) and 6.1(d) of the La Regina SPA have been met, in compliance with Clause 9.2(a)(i) of the La Regina SPA;

(b)each La Regina Seller has delivered to the La Regina Purchaser the certificates (titoli) carrying the Shares, duly endorsed for transfer to the La Regina Purchaser with signatures authenticated by the Notary Public, pursuant to section 2355, paragraph 3, of the Civil Code, and has duly transferred to the La Regina Purchaser the full, good and valid title of the Shares, free and clear of any Encumbrance, in compliance with Clause 9.2(a)(ii) of the La Regina SPA and Clause 2.1 above;

(c)the transfer of the Shares has been duly recorded in the share ledger (libro dei soci) of La Regina, in compliance with Clause 9.2(a)(iii) of the La Regina SPA;

(d)the La Regina Sellers have delivered to the La Regina Purchaser the written unconditional resignations of all the Resigning Directors, in the form enclosed under Schedule 9.2(a)(iv) to the La Regina SPA, effective as of the Closing Date, confirming that they have no claims against La Regina for compensation, termination, loss of office or unpaid remuneration, other than the remuneration for their office as directors accrued up to the Closing Date and not yet paid, in compliance with Clause 9.2(a)(iv) of the La Regina SPA;

(e)the La Regina Sellers have delivered to the La Regina Purchaser the written unconditional resignations of the Resigning Auditors from their respective office, in compliance with Clause 9.2(a)(v) of the La Regina SPA;

(f)the La Regina Sellers have delivered to the La Regina Purchaser the updated forecast and projections for the financial year ending on June 30, 2026, which shall constitute, pursuant to the SHA, the Annual Operating Plan for the fiscal year ending on June 30, 2026, in compliance with Clause 9.2(a)(vi) of the La Regina SPA;

(g)(i) The Campbell’s Company, in the name and on behalf of the La Regina Purchaser by virtue of the delegation of payment executed on the date hereof, has paid the First Tranche Purchase

Price in accordance with Clause 5.1 of the La Regina SPA (as amended by this Closing Memorandum) and the Price Allocation, in compliance with Clause 9.2(b) of the La Regina SPA and (ii) the La Regina Purchaser has delivered to the La Regina Sellers copy of the irrevocable orders of payment of the relevant portion of the First Tranche Purchase Price to the concerned La Regina Sellers. La Regina Purchaser will make its best commercial efforts to procure that the funds will be credited in the relevant Sellers’ Bank Accounts as soon as possible;

(h)the Parties have duly executed the SHA and the Options Agreement, effective from the Closing Date, in compliance with Clauses 9.2(c)(i) and 9.2(c)(ii) of the La Regina SPA;

(i)the Parties have caused the shareholders’ meeting of La Regina to be validly held in plenary session (in forma totalitaria) and to resolve upon: (i) the adoption of the new by-laws of La Regina, in the form attached under Schedule D of the SHA; (ii) the acknowledgement and acceptance of the resignations of the Resigning Directors and the Resigning Auditors from their respective office; (iii) the approval and ratification of all actions and/or omissions taken by such Resigning Directors and Resigning Auditors since the date of their first appointment until the Closing Date, and the irrevocable and unconditional waiver and relinquishment of any type of claim, suit, litigation and action against such Resigning Directors and Resigning Auditors (other than those actions or omissions carried out with fraud, wilful misconduct (dolo) or gross negligence (colpa grave)); (iv) the appointment of a new board of directors and a new board of statutory auditors of La Regina effective as of the Closing Date, in accordance with the provisions of the SHA; and (vii) the determination of the overall remuneration of the directors and of the statutory auditors and adoption of a monetary incentive plan for the executive directors, all in compliance with Clause 9.2(c)(iii) of the La Regina SPA;

(j)following the appointment of the new board of directors of La Regina, a meeting of the newly appointed board of directors of La Regina has been held on the Closing Date to resolve upon: (i) the appointment of the Chairman, the CEO, the SOD and the BDD (all as defined in the SHA), in accordance with the provisions of the SHA; (ii) the granting to the CEO, the SOD and the BDD of the powers provided for under the relevant Management Agreement, in accordance with the provisions of the SHA; (iii) the adoption of the Strategic Plan; (iv) the approval of the remuneration and of the participation of the Chairman and CEO, the BDD and the SOD to the monetary incentive plan for the executive directors ; (v) the appointment of the CFO, the granting of the relevant powers and the determination of the relevant remuneration; (vi) the adoption of the Company Guidelines; and (v) the granting of the powers to the CEO or to another member director to carry out the actions and execute the transactions set forth in Clauses 9.2(c)(v) and 9.2(c)(vi) of the La Regina SPA, all in compliance with Clause 9.2(c)(iv) of the La Regina SPA;

(k)La Regina has duly entered into the Management Agreements with FR, LR and AR, respectively, in compliance with Clause 9.2(c)(v) of the La Regina SPA;

(l)La Regina, La Regina Inc and CSSC, as successor-in-interest of Rao's Specialty Foods Inc., have duly entered into the Amended and Restated Supply Agreement, in compliance with Clause 9.2(c)(vi) of the La Regina SPA;

(m)FR has caused Felix to complete the La Regina Atlantica Transaction concurrently with the Closing, pursuant to the La Regina Atlantica SPA, as further detailed in Article 3 below, in compliance with Clause 9.2(d) of the La Regina SPA.

2.5.SPECIAL INDEMNITIES

2.5.1.Considering the above Clauses 2.1 and 2.2, the Parties agree and acknowledge that Clause 13.1 of the La Regina SPA shall be deemed to include the following additional special indemnity under limb (xi): “the allocation of the Shares to be transferred in the context of the Transaction and/or the payment terms of the Purchase Price among the Sellers, including any claim or liability made by any Person arising out of or related to such allocation and payment terms, including for Tax purposes”.

2.5.2.Considering the above Clause 2.3.13, the Parties agree and acknowledge that Clause 13.1 of the La Regina SPA shall be deemed to include the following additional special indemnity under limb (xii): “(a) the failure by FAL and/or any other Seller (or Affiliate of a Seller) to timely and correctly amend and/or file all relevant U.S. federal Tax returns (including Internal Revenue Service Form 5471) required to be filed with respect to the Company pursuant to Clause 8.15 of the SPA, (b) any Taxes, penalties, fines, interest, surcharges or other Losses arising from or in connection with such failure, and (c) any claim, assessment, audit or investigation by any Tax Authority in connection therewith”.

2.6.JOINT AND SEVERAL LIABILITY

The Parties hereby confirm that the joint and several liability of all the La Regina Sellers (including, for the avoidance of doubt, FAL) as set forth in Clause 15.14 of the La Regina SPA shall continue to apply in full to all the covenants, obligations, undertakings and representations and warranties provided under the La Regina SPA, the SHA and the Options Agreement, as amended by this Closing Memorandum.

2.7.TRANSACTION DOCUMENTS

The Parties hereby agree and acknowledge that the SHA, the Options Agreement and the other Transaction’s documents executed and exchanged at the Closing have been changed and amended to reflect the amendments and deviations from the La Regina SPA as set forth in this Closing Memorandum.

3.LA REGINA EPA

3.1.INTERIM ACTIONS AND DELIVERIES

3.1.1.INVENTORY COUNTING

The Parties hereby agree and acknowledge that the Atlantic Seller has duly complied with the obligations set forth in Clause 8.7 of the La Regina EPA, respectively, by causing Atlantica to carry out an inventory counting on May 2 and 3, 2026, in accordance with the procedures and methods set forth in Schedule 8.7 to the La Regina EPA. The relevant inventory counting reports have been delivered to the Atlantica Purchaser and is attached hereto as Annex 4.

3.1.2.FINANCIAL INFORMATION

(c) The Parties hereby agree and acknowledge that each of them has cooperated to prepare and agree the Company's financial information referred to under Clause 8.8 of the La Regina EPA. However, the figures and data of the financial information pack as set forth in Annex 3 to this Closing Memorandum have not been delivered on the Closing Date.

(d) In light of the above, the Atlantica Seller hereby undertakes to procure that Atlantica delivers to the Atlantica Purchaser the above mentioned figures and data of the financial information pack as set forth in Annex 3 to this Closing Memorandum within the timeline set forth therein. Therefore, the Parties hereby agree and acknowledge that the following Clause 8.8 (Outstanding Financial Information) shall be deemed added to the La Regina EPA: “Following the Closing, the Seller shall procure that the Company delivers to the Purchaser the outstanding financial information referred to and detailed in Annex 3 (Outstanding Financial Information) to the Closing Memorandum, within the timeline set forth therein. Such financial information shall conform to the Campbell's Group reporting standards set forth in Clause 20 of the A&R Operating Agreement. The Purchaser, with the support of its advisors, shall have the right to review, make appropriate enquiries and request reasonable integrations and amendments to the Seller in connection therewith.”

4.MISCELLANEA

4.1.This Closing Memorandum shall constitute, where applicable, an amendment of (i) the La Regina SPA in accordance with Clause 15.8 (Amendments and Waiver) of the La Regina SPA, and of (ii) the Atlantica EPA in accordance with Clause 15.8 (Amendments and Waiver) of the Atlantica SPA, and shall constitute an integral part thereof.

4.2.The entering into and the performance of this Closing Memorandum shall not constitute or imply the waiver to any rights and obligations of the Parties arising from the La Regina SPA and the Atlantica EPA. Save as expressly set forth hereunder, the Parties mutually acknowledge that the entering into and the performance of this Closing Memorandum do not constitute a novation of their respective rights and obligations as set forth in the La Regina SPA and in the Atlantica EPA. As a consequence, all the provisions of the La Regina SPA and of the Atlantica EPA that are not amended or reinstated by this Closing Memorandum shall remain in full force and effect among the Parties according to the terms and conditions thereof.

4.3.This Closing Memorandum, together with any other documents and actions referred to hereunder, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the subject matter thereof.

4.4.Article 19 of the La Regina SPA shall apply to this Closing Memorandum mutatis mutandis as if they were expressly set out herein.

4.5.The following Annexes are an integral part of this Closing Memorandum and constitute an integral and essential part thereof and of the La Regina SPA and of the Atlantica EPA:

Annex 1 – First Tranche Purchase Price calculation
Annex 2 – La Regina Inventory Counting Report

Annex 3 – Outstanding Financial Information
Annex 4 – Atlantica Inventory Counting Report

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Should you agree on the content of the above proposal of closing memorandum, please send us a copy of it, along with its schedules and annexes, duly signed for acceptance.

Yours sincerely,

/s/ Felice Romano	/s/ Antonio Romano
Felice Romano	Antonio Romano

/s/ Natalina Romano	/s/ Luigi Romano
Natalina Romano	Luigi Romano

/s/ Antonio Romano	/s/ Felice Romano
Evolve S.r.l.	F.A.L. Holdings LLC
Name: Antonio Romano	Name: Felice Romano
Title: Sole Director	Title: Attorney-in-Fact

/s/ Luigi Romano
Felix Global Holdings, Corporation
Name: Luigi Romano
Title: Chairman

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For full, irrevocable and unconditional acceptance of your proposal.

Yours faithfully.

/s/ Miles Jason Hinderliter
Campbell Investment Company
By: Miles Jason Hinderliter
Title: Attorney-in-Fact

/s/ Miles Jason Hinderliter
Campbell Soup Supply Company L.L.C.
By: Miles Jason Hinderliter
Title: Legal representative